Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-171647) on Form S-8 of our report dated November 18, 2016, appearing in the annual report on Form 11-K of the 401(k) Savings and Profit Sharing Plan for Employees of NIKE, Inc. as of May 31, 2016 and May 31, 2015 and for the year ended May 31, 2016.

/s/ Plante & Moran, PLLC

Chicago, Illinois

November 18, 2016